Exhibit 99.1

News Release

CHIQUITA REPORTS SECOND QUARTER 2013 RESULTS
GAAP net income of $31 million compared to GAAP net income of $6 million for the second quarter of 2012
Adjusted EBITDA[1] of $58 million compared to Adjusted EBITDA of $40 million for the second quarter of 2012

CHARLOTTE - August 8, 2013 - Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the second quarter of 2013. The company reported GAAP net income of $31 million for the period compared to GAAP net income of $6 million for the second quarter of 2012. GAAP operating income for the second quarter of 2013 was $41 million compared to $18 million in the second quarter of 2012. The company also reported comparable operating income[1] of $42 million for the second quarter of 2013 compared to $25 million for the same period of 2012.

“We continue to execute against our 'focus on the core' strategy that, in the second quarter, resulted in strong operating performance,” said Ed Lonergan, Chiquita's president and chief executive officer. “The market for bananas is balanced and our banana business is performing well. We experienced improved profitability in this segment as a result of volume growth in North America, our ability to maintain prices in Europe, and the previously announced efficiency improvements in our value chain and organizational structure.”

Lonergan continued, “We are reporting our first quarterly year-over-year volume growth in value-added salads since 2008. Our salad business delivered volume growth in branded, private label and foodservice products. Our Salad and Healthy Snacks segment quarterly profitability was negatively impacted by transition costs at our Midwest plant consolidation and by higher raw product costs driven by unfavorable growing conditions. Lastly, we continued to improve our balance sheet by fully repaying our revolver, which along with earnings improvement substantially reduced our leverage.”

[1]Amounts exclude certain items described below under “Non-GAAP Measurements and Items Affecting Comparability.”

2013 SECOND QUARTER SUMMARY

The following table shows adjustments and reconciling items made to “Operating income (loss),” a GAAP measure, to calculate “Comparable operating income” and “Adjusted EBITDA.” See “Non-GAAP Measurements and Items Affecting Comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

	Quarter Ended June 30,		Six Months Ended June 30,
(in millions)	2013	2012	2013	2012
Operating income (loss) (U.S. GAAP)	$41	$18	$66	$17
Unrealized foreign currency hedging (gain) loss [1]	2	—	(2)	—
Headquarters relocation	0	7	0	11
Exit activities	(0)	1	1	4
Shipping reconfiguration	—	—	—	6
Reserve for (Recovery of) grower receivables	—	(1)	—	(1)
Comparable operating income (Non-GAAP)	42	25	65	37
Depreciation and amortization	16	15	32	31
Adjusted EBITDA (Non-GAAP)	$58	$40	$97	$68
Columns may not total due to rounding.
1 Unrealized foreign currency hedging gain is included in “Net sales” under U.S. GAAP

Bananas: Comparable net sales decreased 3 percent to $519 million primarily due to lower volumes in Europe, resulting from our strategic decision to prioritize price over volume, and lower prices in North America. These factors were partially offset by higher banana sales volume in North America. Operating income on a GAAP basis was $53 million for the quarter compared to $29 million for the second quarter of 2012. Lower sourcing and logistics costs more than offset the impact of the decrease in sales, and comparable operating income increased to $55 million in the second quarter of 2013 from $29 million in the same period of 2012.

Salads and Healthy Snacks: Net sales increased 3 percent to $260 million due to higher sales of retail value-added salads and healthy snacks. Operating income on a GAAP basis was $3 million for the quarter compared to $10 million for the second quarter of 2012. Higher net sales were offset by transition costs related to the Midwest plant consolidation and increased raw product costs caused by adverse weather conditions. Comparable operating income was $3 million for the second quarter of 2013 compared to $11 million in the same period of 2012.

Selling, general and administrative (SG&A): SG&A decreased 4 percent to $62 million in the second quarter of 2013 as a result of the restructuring initiatives announced in August 2012 and the timing of marketing expenditures, despite increases in performance-based incentive compensation accruals due to the company achieving certain financial objectives in the first half of 2013.

Cash, debt and liquidity: Cash flow from operations was $47 million for the second quarter of 2013 compared to $8 million for the second quarter of 2012. At June 30, 2013, cash and equivalents were $67 million, and the company had $100 million of availability under its ABL facility.

OUTLOOK
The company has continued to see tangible progress from its restructuring initiatives. Despite results in the first six months of 2013 that exceeded expectations, the company has not changed internal expectations for full year results. While important opportunities exist in 2013, substantial risks remain that are expected to balance any benefits for the second half of the year.
Opportunities that are expected to positively impact results in 2013 include:

•	Banana contract wins in late 2012 and into the first half of 2013 that should drive U.S. market share growth in 2013.

•
Balanced supply and demand of bananas in our core markets that the company believes will continue at least through the summer and that should support pricing at a time when excess supply typically pressures prices.

•	Agricultural practices and logistics process improvements that began in late 2012 are expected to continue to deliver improved results through the year.

•
The salad business is strategically well positioned, and the company's revised strategy has delivered contract wins in private label and branded value-added salads that are expected to result in year-over-year volume growth.

•	The company expects to continue to benefit from the 2012 SG&A restructuring.

Substantial risks exist for the balance of 2013 including:

•	The salad business remains in the early stages of its transition and margin growth will be gradual.

•	The company continues to implement a substantial change process with the consolidation of its Midwest salad plants, which is expected to incur additional transition expenses.

•	Raw salad product costs are expected to remain unfavorable as weather continues to impact harvest yield, quality and availability.

•
As part of the company's risk management strategy, downside currency risk has been largely mitigated through mid-2014; however, at the current euro currency exchange rate, the 2013 hedges are expected to continue to negatively impact results.

These expectations do not include any unforeseen weather, other event risks or major currency fluctuations.

Management's estimates of certain financial items are as follows:

	FY 2013	Q2 2013	Q1 2013
(in millions)	Estimated	Actual	Actual
Capital expenditures	$50-60	$11	$10
Depreciation & amortization	60-65	16	16
Gross interest expense[1]	55-60	15	15

[1] Interest expense includes the impact of accounting standards that added non-cash interest expense of $3 million for both the first and second quarter of 2013 and $2 million for both the first and second quarter of 2012.

CONFERENCE CALL
Chiquita will hold a conference call for investors to discuss its results at 9:00 a.m. EDT today. Access to a live audio webcast is available at http://investors.chiquita.com. Toll-free telephone access will be available by dialing 1-877-874-1570 in the United States and +1-719-325-4850 from international locations and providing the conference code 8973635. To access the telephone replay, dial 1-888-203-1112 from the United States and +1-719-457-0820 from international locations and enter the confirmation code 8973635.

CONTACTS      Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors and Analysts)
Ed Loyd, 980-636-5145, eloyd@chiquita.com, (Media)

NON-GAAP MEASUREMENTS AND ITEMS AFFECTING COMPARABILITY
The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). To provide investors with additional information regarding the company's results, more meaningful year-on-year comparisons of the company's core financial performance, and measures that management uses to evaluate the company's performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. This press release uses non-GAAP measures of comparable operating income, comparable operating margin, comparable net sales and Adjusted EBITDA. Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use. The adjustments between the U.S. GAAP and non-GAAP financial measures listed below are excluded from comparable operating income because they are unusual and/or infrequent in nature and are consistent with the company's internal reporting and measurement of financial performance.

•
Unrealized foreign currency hedging gain: On February 5, 2013, in conjunction with a debt refinancing, the company transferred certain currency option contracts to counterparties within its current bank group. The transfer resulted in the termination of hedge accounting for these currency option contracts that will all settle by the end of the third quarter of 2013. Changes in the fair value of these contracts until February 5, 2013 were deferred in Accumulated other comprehensive income, and the changes in the fair value subsequent to that date will be recognized currently in Net sales. Termination of hedge accounting does not change the economic intention or cash flow of the option contracts. In the first and second quarters of 2013, the company recognized $3 million of gains and $2 million of losses, respectively, in Net sales associated with unrealized changes in the fair value of these option contracts, which were excluded from the comparable net sales and results of the Bananas segment.

•
Headquarters relocation: In November 2011, the company announced its plan to relocate its corporate headquarters to Charlotte, North Carolina. The relocation was completed in 2012. $7 million and $11 million were incurred in the second quarter of 2012 and the first half of 2012, respectively. The company expects only minor remaining costs (less than $1 million) and capital expenditures to be recognized throughout 2013. Relocation costs are excluded from comparable reporting of Corporate costs.

•
Exit activities: In the first quarter of 2013, comparable operating income of the Salads and Healthy Snacks segment excludes $1 million of severance expenses related to discontinued products. In the second quarter of 2012, comparable operating income of the Salads and Healthy Snacks segment excludes $1 million of expense to close a research and development facility. Also in the first quarter of 2012, the company excluded from comparable operating income $4 million for asset write-offs and severance for discontinued products and other restructuring-related severance. GAAP reporting included $2 million of these activities in the Salads and Healthy Snacks segment and $2 million was in the Other Produce segment.

•
Shipping reconfiguration: During the third quarter of 2011, the company initiated a reconfiguration of its European shipping system which provided more than $12 million of annualized cost savings, net of transition costs that included expected losses on subleased vessels removed from service in 2011 and 2012. Comparable operating income of the Banana segment excludes a charge of $6 million in the first quarter of 2012 for net losses on certain ship sublease contracts. These sublease losses will not recur in 2013 since primary leases for vessels expiring at the end of 2012 were not renewed.

•
Reserve for (recovery of) grower advances: The second quarter of 2011 includes a $32 million reserve for the expected remaining carrying value of advances made to a Chilean grower. In the second quarter of 2012, the company recovered $0.5 million of these advances to the Chilean grower through the bankruptcy process and continues to seek additional recoveries. The reserve and the recovery are excluded from comparable income of the Other Produce segment.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads and other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs approximately 20,000 people and has operations in nearly 70 countries worldwide. For more information, please visit the corporate web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain statements, including in the “Outlook” section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; challenges in implementing the relocation of its corporate headquarters and other North American corporate functions to Charlotte, North Carolina; challenges in implementing restructuring and leadership changes announced in August and October 2012 including its ability to achieve the cost savings and other benefits anticipated from the restructuring; unusual weather events, conditions or crop risks; continued ability to access the capital and credit markets on commercially reasonable terms and comply with the terms of its debt instruments; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with such items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
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Exhibit A:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED INCOME STATEMENT
(Unaudited – in millions, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$812	$833	$1,586	$1,627
Operating expenses:
Cost of sales	693	728	1,372	1,433
Selling, general and administrative	62	65	116	133
Depreciation	13	13	27	26
Amortization	2	2	5	5
Equity in (earnings) loss of investees	(0)	1	(0)	3
Restructuring and relocation costs	0	7	0	11
Operating income (loss)	41	18	66	17
Interest income	1	1	2	2
Interest expense	(15)	(10)	(29)	(21)
Loss on debt extinguishment, net	—	—	(6)	—
Other income (expense), net	2	—	2	—
Income (loss) before taxes	28	8	34	(2)
Income tax benefit (expense)	3	(3)	(0)	(4)
Net income (loss)	$31	$6	$33	$(6)

Diluted earnings per share:
Basic earnings per share	$0.67	$0.12	$0.72	$(0.12)
Diluted earnings per share	$0.66	$0.12	$0.71	$(0.12)

Shares used to calculate basic earnings per share	46.5	45.9	46.4	45.9
Shares used to calculate diluted earnings per share	47.3	46.2	47.2	45.9

Columns may not total due to rounding.

Exhibit B:
CHIQUITA BRANDS INTERNATIONAL, INC.
OPERATING STATISTICS - SECOND QUARTER
(Unaudited—in millions, except for percentages and exchange rates)

	Quarter Ended June 30,		Better (Worse)	Six Months Ended June 30,		Better (Worse)
	2013	2012	vs. 2012	2013	2012	vs. 2012
Comparable net sales by segment [1]
Bananas	$519	$533	(2.5)%	$1,024	$1,053	(2.8)%
Salads and Healthy Snacks	260	252	3.4%	500	489	2.2%
Other Produce	34	49	(29.7)%	60	84	(28.1)%
	$814	$833	(2.3)%	$1,585	$1,627	(2.6)%
Comparable operating income (loss) [1]
Bananas	$55	$29	88.7%	$82	$54	51.5%
Salads and Healthy Snacks	3	11	(72.8)%	11	13	(19.2)%
Other Produce	(0)	(4)	98.9%	(0)	(8)	95.0%
Corporate	(16)	(12)	(34.7)%	(27)	(21)	(25.3)%
	$42	$25	71.3%	$65	$37	74.6%
Comparable operating margin by segment [1]
Bananas	10.6%	5.5%	5.1 pts	8.0%	5.1%	2.9 pts
Salads and Healthy Snacks	1.2%	4.4%	(3.2) pts	2.1%	2.7%	(0.6) pts
Other Produce	(0.1)%	(8.0)%	7.8 pts	(0.7)%	(10.0)%	9.3 pts

SG&A as a percent of sales	7.7%	7.8%	0.1 pts	7.3%	8.2%	0.8 pts

Company banana sales volume (40 lb. boxes)
North America	18.5	16.7	11.1%	36.0	32.5	10.9%
Core European markets[2]	9.2	10.1	(8.6)%	18.3	20.6	(11.0)%
Mediterranean	3.1	2.9	9.2%	6.1	5.5	10.3%
Middle East	0.9	1.7	(47.3)%	2.0	3.3	(39.2)%
Banana Pricing
North America			(2.9)%			(3.1)%
Core European markets[2]
U.S. Dollar			3.1%			4.2%
Local			1.9%			3.2%
Mediterranean			(7.0)%			(2.6)%
Middle East			(5.2)%			(5.5)%
Retail value-added salads
Volume (12-count cases)	13.0	12.2	6.7%	24.7	24.5	1.0%
Pricing, including mix			(3.6)%			(0.3)%
Euro average exchange rate, spot (dollars per euro)	$1.30	$1.29	1.1%	$1.31	$1.30	0.7%
Euro average exchange rate, hedged (dollars per euro)	$1.27	$1.29	(1.6)%	$1.27	$1.31	(3.3)%

Columns may not total due to rounding.

[1] See description of reconciling items between GAAP and comparable basis figures in this press release under “Non-GAAP Measurements and Items Affecting Comparability.”
[2] The company's core European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

Exhibit C:
EUROPEAN CURRENCY
YEAR-ON-YEAR CHANGE—FAVORABLE (UNFAVORABLE)
2013 vs. 2012
(Unaudited—in millions)

Currency Impact (Euro/Dollar)	Q1	Q2	YTD
Revenue	$2	$3	$5
Local costs	(0)	(1)	(1)
Hedging[1]	(11)	(5)	(16)
Unrealized foreign currency hedging gain (loss)[2]	3	(2)	2
Balance sheet translation[3]	(3)	5	2
Net European currency impact	$(9)	$ 0	$(8)
Columns may not total due to rounding.

[1]	Second quarter hedging loss was $5 million in 2013 versus breakeven in the same period of 2012.

[2]
Hedge accounting was terminated for certain currency hedges that were transferred to banks participating in the company's ABL Credit Facility. These unrealized gains were recognized in "Net sales" in the first quarter of 2013 for positions originally intended to hedge sales in the second and third quarters of 2013. Termination of hedge accounting does not change the economic purpose or effect to reduce uncertainty in the U.S. dollar realization of euro-denominated sales, but does result in unrealized changes in fair value of these hedge positions to be recognized currently in "Net sales" until the hedge positions settle.

[3]	Second quarter balance sheet translation was a loss of $3 million in 2013 versus a loss of $8 million in the same period of 2012.